EXHIBIT (11.2)


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CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--BASIC
FISCAL YEARS ENDED FEBRUARY 5, 2000, FEBRUARY 6, 1999
AND FEBRUARY 5, 1998 (in thousands except per share amounts)
                                 1999        1998        1997
                              ---------   ---------   ---------
Common shares outstanding
 at beginning of
 fiscal period                  17,730      17,499      17,239

Shares issued during
 the period -
 weighted average                   50         144         166

Less:  Treasury stock -
 weighted average               (8,111)     (7,708)    (5,758)
                              ---------   ---------   ---------
Weighted average number
 of common and common
 equivalent shares               9,669       9,935      11,647
                              =========   =========   =========
Net earnings (loss)
 applicable to common shares:
  From continuing
   operations                $  3,197    $ 21,276    $ 13,286
  From discontinued
   operations                  (6,429)        668        (573)
                             ---------   ---------   ---------
      Net earnings (loss)    $ (3,232)   $ 21,944    $ 12,713
                             ---------   ---------   ---------
Earnings (loss) per common
 share:
  From continuing
   operations                $   0.33    $   2.14    $   1.14
  From discontinued
   operations                   (0.66)       0.07       (0.05)
                             ---------   ---------   ---------
     Net earnings (loss)     $  (0.33)   $   2.21    $   1.09
                             =========   =========   =========
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